--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                           SCHEDULE 14A INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                              EXCHANGE ACT OF 1934
                             (AMENDMENT NO.      )

Filed by the Registrant  /X/

Filed by a Party other than the Registrant  / /

Check the appropriate box:

/ /  Preliminary Proxy Statement                / /  CONFIDENTIAL, FOR USE OF THE COMMISSION
                                                     ONLY (AS PERMITTED BY RULE 14A-6(E)(2))
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec.240.14a-11(c) or sec.240.14a-12

                         UNITED AIR SPECIALISTS, INC.
                (NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                                XXXXXXXXXXXXXXXX
    (NAME OF PERSON(S) FILING PROXY STATEMENT, IF OTHER THAN THE REGISTRANT)

Payment of filing fee (Check the appropriate box):
/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), 14a-6(i)(2) or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     (1) Title of each class of securities to which transaction applies:

     (2) Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

     (4) Proposed maximum aggregate value of transaction:

     (5) Total fee paid:

/ /  Fee paid previously with preliminary materials.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1) Amount Previously Paid:

     (2) Form, Schedule or Registration Statement No.:

     (3) Filing Party:

     (4) Date Filed:

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
                          UNITED AIR SPECIALISTS, INC.
                                4440 Creek Road
                            Cincinnati, Ohio   45242

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS



Dear Shareholder:

     You are hereby notified that the Annual Meeting of Shareholders of United Air Specialists, Inc. will be held at the corporate offices of the Company, 4440 Creek Road, Cincinnati, Ohio, at 1:00 p.m. (EST) on November 13, 1996 for the purpose of considering and acting upon the following:

          1. The election of five directors of the Company as set forth herein.

          2. The ratification of Arthur Andersen LLP to serve as independent auditors for the Company for the fiscal year ending June 30, 1997.

          3. The transaction of such other business as may properly come before the meeting or any adjournment thereof.

     Only shareholders of record at the close of business on September 16, 1996 are entitled to receive notice of, and to vote at, the meeting. Management, at present, knows of no other business to be brought before the meeting. There will be a separate special meeting of shareholders to consider the proposed merger with CLARCOR Inc.

     All persons who find it convenient to do so are invited to attend the meeting in person.

                                        By order of the Board of Directors




                                        Durwood G. Rorie, Jr.
                                        President and Chief Executive Officer

Cincinnati, Ohio
October 9, 1996





     WHETHER OR NOT YOU PLAN TO ATTEND THE MEETING, PLEASE MARK, SIGN AND DATE THE ENCLOSED PROXY CARD AND MAIL IT PROMPTLY IN THE ENCLOSED ENVELOPE WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. PROXIES MAY BE REVOKED BY WRITTEN NOTICE OF REVOCATION, THE SUBMISSION OF A LATER DATED PROXY, OR ATTENDING THE MEETING AND VOTING IN PERSON.

                          UNITED AIR SPECIALISTS, INC.
                                4440 Creek Road
                            Cincinnati, Ohio   45242
                                 (513) 891-0400



                                PROXY STATEMENT


     This Proxy Statement is furnished in connection with the solicitation by the Board of Directors of United Air Specialists, Inc. (the "Company") of proxies to be voted at the Annual Meeting of Shareholders on November 13, 1996. This Proxy Statement and the accompanying Proxy Card are first being mailed to shareholders of the Company on or about October 9, 1996.



                         OUTSTANDING VOTING SECURITIES


     The number of voting securities of the Company outstanding on September 16, 1996, the record date for the meeting, was 2,912,265 shares of common stock, without par value, all of one class and each entitled to one vote, owned by approximately 259 shareholders of record. A list of shareholders of the Company may be examined at the offices of the Company at the address given above.



                               PROXIES AND VOTING


     The persons named as proxies were selected by the Board of Directors of the Company and are directors or officers of the Company.

     When the enclosed form of proxy is properly executed and returned, the shares it represents will be voted as specified at the meeting. Any shareholder giving a proxy has the power to revoke it at any time before it is voted by giving written notice to the Company, by giving a later dated proxy indicating a desire to vote differently, or by appearing at the meeting and casting a ballot. There are no rights of appraisal or similar rights of dissenting shareholders with respect to any matter to be acted upon at the meeting.

     The cost of solicitation of proxies will be paid by the Company. In addition to the solicitation of proxies by use of the mails, solicitation may be made by officers and regular employees of the Company by personal interview, telephone and fax. Banks, brokerage houses and other custodians, nominees or fiduciaries will be reimbursed for their reasonable expenses incurred in forwarding soliciting material to their principals and in obtaining authorizations for the execution of the proxies.

     In accordance with the Ohio General Corporation Law, the affirmative vote of a plurality of the shares present in person or represented by proxy at the meeting will be sufficient for the election of directors. Generally, other matters are determined by the affirmative vote of a majority of the shares present in person or represented by proxy, with abstentions having the effect of negative votes and broker non-votes deemed to be absent shares. Votes at the meeting will be tabulated by financial management employees of the Company. The Company has not established a procedure for confidential voting.



                             THE BOARD OF DIRECTORS


     Pursuant to the Ohio General Corporation Law, as implemented by the Company's Amended Articles of Incorporation and Amended and Restated Code of Regulations, all corporate powers are exercised, and the Company's business, property and affairs are managed, by or under the direction of the Board of Directors.

     Directors of the Company are elected at the Annual Meeting of Shareholders. Currently there are five directors, and the Board of Directors recommends that the current five directors be reelected. The persons described below have been nominated for election as directors to serve until the Annual Meeting of Shareholders in 1997 or until their successors are elected and qualified. The Company's common stock has no cumulative voting rights.

     At the present time, it is intended that proxies received by management of the Company which contain no instructions to the contrary will be voted for the nominees listed below. Management does not contemplate that any nominee will be unable to serve but, if that contingency should occur, the persons named as proxies reserve the right to substitute another person of their choice as a director when voting at the Annual Meeting of Shareholders.

     Set forth below is certain information with respect to each nominee:

     DURWOOD G. RORIE, JR., age 63. Mr. Rorie has been President and Chief Executive Officer of the Company and a Director of the Company since its inception in 1966. Mr. Rorie is co-founder of the Company along with Mr. Cheney.

     WILLIAM A. CHENEY, age 72. Mr. Cheney has been a Director of the Company since its inception in 1966 and Chairman of the Board of Directors since 1972. He served as Senior Vice President and Secretary from 1966 until 1991. In 1991, Mr. Cheney retired as Senior Vice President, but remains as Chairman of the Board of Directors and Secretary of the Company.

     DAVID F. HERCHE, age 46. Mr. Herche has been a Director of the Company since 1992. He has been Chairman and Chief Executive Officer of Enerfab, Inc. since 1988. Enerfab, Inc. is engaged in the fabrication and erection of stainless steel and carbon tanks for the brewery, beverage, chemical, pharmaceutical and power industries.

     WILLIAM C. TILLINGHAST, age 74. Mr. Tillinghast has been a Director of the Company since 1985. He was Chairman of the Board of Senco Products, Inc. from 1963 until 1988 when he became Chairman of the Board of SENCORP. SENCORP is the parent company of Senco Products, Inc., a manufacturer of industrial fasteners. Mr. Tillinghast became Chairman Emeritus of SENCORP on July 1, 1994.

     GEORGE T. REHFELDT, age 64. Mr. Rehfeldt has been a Director of the Company since July, 1995. He has been President and Chief Executive Officer of Sumitomo Sitix Silicon since 1989. Sumitomo Sitix Silicon is engaged in the manufacture of semiconductor materials and is a member of the Sumitomo Group of companies headquartered in Osaka, Japan.

     MEETINGS; COMMITTEES OF THE BOARD. The Board of Directors held four meetings in fiscal year 1996. The Board has an audit committee consisting of Messrs. Herche and Rehfeldt. The audit committee, among other things, recommends to the Board the appointment of independent public accountants, meets with management and the independent public accountants to review the scope and results of annual financial statements or special audit activities, and reviews the adequacy of the Company's internal accounting controls and reporting practices. The audit committee met once in fiscal year 1996. The Board does not have a compensation committee or nominating committee. Each incumbent director attended more than seventy five percent of the aggregate of all meetings of the Board of Directors during fiscal year 1996.

     COMPENSATION OF DIRECTORS. During fiscal year 1996, nonemployee directors of the Company received an annual fee of $1,000 and fees of $100 for each Board meeting attended. No fees are paid to directors who are also employees of the Company. Each nonemployee director also is annually awarded nondiscretionary options to purchase 1,000 shares of the Company's common stock.



                  EXECUTIVE COMPENSATION AND OTHER INFORMATION


     EXECUTIVE OFFICERS. The current executive officers of the Company are as follows:



  Name                        Age           Title
  ----                        ---           -----
  Durwood G. Rorie, Jr.       63            President and Chief Executive
                                            Officer, Director


  William A. Cheney           72            Chairman of the Board of
                                            Directors, Secretary


  Brian D. Colls              67            Senior Vice President-European
                                            Operations


  Raymond E. Warrick, Jr.     41            Senior Vice President-Operations


  William M. Rehl, III        37            Vice President-Finance, Treasurer

     Information about Messrs. Rorie and Cheney is given above under "The Board of Directors". Information about the Company's other executive officers is given below:

     BRIAN D. COLLS. Mr Colls has been Senior Vice President-European Operations since 1987. He served as Vice President-European Operations from 1980 until 1987.

     RAYMOND E. WARRICK, JR. Mr. Warrick has been Senior Vice President-Operations since March, 1995. He served as Senior Vice President-Air Quality Group from December, 1993 until March, 1995; as Vice President, Commercial and Residential Products from February, 1993 until December, 1993; as Manager, North American Commercial Air Quality from September, 1991 until February, 1993; and as Smokeeter National Sales Manager from November, 1988 until September, 1991.

     WILLIAM M. REHL, III. Mr. Rehl has been Vice President-Finance since December, 1993 and Treasurer of the Company since March, 1995. He served as Controller from July, 1988 until December, 1993.

     Officers of the Company are elected by, and serve at the discretion of, the Board of Directors.

     SUMMARY INFORMATION. The following table sets forth, for the fiscal year ended June 30, 1996, amounts of cash and certain other compensation paid by the Company to (i) Durwood G. Rorie, Jr., the Company's Chief Executive Officer, and (ii) Brian D. Colls and Raymond E. Warrick, Jr., the Company's other executive officers at June 30, 1996 whose salaries and bonuses exceeded $100,000. Messrs. Rorie, Colls and Warrick are sometimes referred to hereafter as the "named executive officers".


                           SUMMARY COMPENSATION TABLE

                                                                                        Long Term
                                                                                      Compensation
                                               Annual Compensation                        Awards
                                             ----------------------------------------------------------
                                                                          Other         Securities
                                                                          Annual        Underlying
                                                                          Compen-      Stock Option         All Other
   Name and                                                               sation          Grants          Compensation
Principal Position                 Year      Salary ($)      Bonus ($)    ($)(1)            (#)              ($)(2)
-----------------------------------------------------------------------------------------------------------------------
Durwood G. Rorie, Jr.             1996      172,862          73,150         --               0                  9,240
President and CEO                 1995      161,060          31,908         --               0                  8,607
                                  1994      160,784          40,720         --               0                 10,605

Brian D. Colls                    1996      180,765               0         --               0                  2,773
Senior Vice President-            1995      146,583               0         --               0                  2,425
European Operations               1994      109,067               0         --               0                  2,095

Raymond E. Warrick, Jr.           1996      107,848          31,550         --               0                  2,145
Senior Vice President-            1995      103,061          21,938         --               0                  1,656
Operations                        1994       70,000          27,347         --               0                  1,398

(1) None, other than perquisites which did not exceed the lesser of $50,000 or 10% of salary and bonus for any named executive officer.

(2) Amounts disclosed for 1996 are comprised of the following: (i) term life insurance premium payments for the benefit of Mr. Rorie ($3,848), Mr. Colls ($2,773) and Mr. Warrick ($108); (ii) a portion of premium payments for the benefit of Mr. Rorie under a split dollar life insurance policy which provides for the refund of premiums to the Company upon termination of the policy, consisting of premium payments for the term insurance portion of the policy ($2,487) and the actuarial value of the remainder of the premiums paid ($974);
(iii) disability insurance premium payments for Mr. Rorie ($439) and Mr. Warrick ($165); and (iv) matching contributions to the Company's 401(k) Plan on behalf of Mr. Rorie ($1,492) and Mr. Warrick ($1,872) in respect of their respective contributions to the Plan.

        STOCK OPTIONS. The only plan pursuant to which options for shares of common stock may be granted to employees is the 1994 Stock Option Plan. This Plan does not provide for the grant of stock appreciation rights. The information below has been adjusted to take into account the five-for-four stock split effective February 2, 1996 for shareholders of record on January 19, 1996.

        With respect to each named executive officer, the following table sets forth information concerning option grants during fiscal year 1996.


                       OPTION GRANTS IN LAST FISCAL YEAR



                         Individual Grants
                    ----------------------------------------------------------------------------------------------------
                                                                                     Potential Realizable Value at
                                                                                     Assumed Annual Rates of Stock
                                                                                   Price Appreciation for Option Term
                    ----------------------------------------------------------------------------------------------------
                                 % of Total
                                  Options
                     Options     Granted to       Exercise or
                     Granted    Employees in       Base Price       Expiration
Name                   (#)       Fiscal Year         ($/Sh)            Date              5% ($)(2)          10% ($)(2)
------------------------------------------------------------------------------------------------------------------------
Durwood G. Rorie,       0             --                --               --                  --                   --
Jr.

Brian D. Colls          0             --                --               --                  --                   --

Raymond E. Warrick,  7,500(1)         15%             $3.30           08/01/05            $15,565              $39,445
Jr.



(1) These options become exercisable as to 50% of the shares on August 1, 1996 and as to the remaining 50% on August 1, 1997, provided that these options are exercisable only if the market price of the Company's stock is at least $6.60 on the date immediately preceding the date of exercise.

(2) This calculation assumes a market price of the Company's stock on August 1, 1995, the date of grant, of $4.125, which equals the closing price of the Company's stock on the Nasdaq National Market on July 31, 1995, the next preceding day on which a trade occurred.

   With respect to each named executive officer, the following table sets forth information concerning option exercises during fiscal year 1996 and unexercised options held at June 30, 1996.


                 AGGREGATE OPTION EXERCISES IN LAST FISCAL YEAR
                      AND FISCAL YEAR-END OPTION VALUES





                                                                       Number of Securities          Value of Unexercised
                                           Value Realized ($)         Underlying Unexercised         In-The-Money options
                                                                       Options at FY-End (#)            at FY-End ($)
                                           (Market Price on                                             Exercisable/
                    Shares Acquired on      Exercise Less                 Exercisable/                 Unexercisable
Name                  Exercise(#)          Exercise Price)               Unexercisable
----------------------------------------------------------------------------------------------------------------------------
Durwood G. Rorie, Jr.        0                   --                        187,500/0                     522,937/0(1)

Brian D. Colls             7,500              17,020(2)                       0/0                            0/0(1)

Raymond E. Warrick, Jr.      0                   --                      15,000/7,500                   41,835/6,188(1)



(1) There were no trades of the Company's common stock on the Nasdaq National Market on June 30, 1996. This calculation assumes a market price of the Company's stock on June 30, 1996, of $4.125, which equals the closing price of the Company's stock on the Nasdaq National Market on June 28, 1996, the next preceding day on which a trade occurred.

(2) Based on a market price of the Company's stock on July 25, 1995, the date of exercise, of $3.8125, which equals the closing price of the Company's stock on the Nasdaq National Market on that date.

        EMPLOYMENT AGREEMENTS. Mr. Rorie has an employment agreement with the Company providing for his employment as President and Chief Executive Officer of the Company until June 30, 2001. Under the agreement, Mr. Rorie is entitled to an annual base salary not less than the greater of $130,000 or his base salary for the preceding year and to an annual bonus equal to 2-1/2% of the pre-tax consolidated net profits of the Company each year. If Mr. Rorie is unable to perform his services because of illness or incapacity for more than six months, the Company may reduce his compensation by 50% during the continuation of the illness or incapacity, and if Mr. Rorie is absent from his employment for any reason for a continuous period of one year, the Company may terminate the agreement. Upon termination of Mr. Rorie's employment by the Company for any reason, with or without cause, Mr. Rorie is entitled to receive a severance payment equal to twice his total compensation for the previous fiscal year, and upon Mr. Rorie's death, the Company is obligated to continue paying his base salary to his surviving spouse (or his estate) for 12 months. The agreement provides that during its term and for two years after termination of Mr. Rorie's employment (or for the remaining term of the agreement if the Company terminates Mr. Rorie for cause or Mr. Rorie terminates his employment in violation of the agreement), Mr. Rorie will not directly or indirectly compete with the Company in any counties in the United States where the Company is conducting business.

        The Company and Mr. Rorie are also parties to an Amended Split Dollar Life Insurance Plan dated June 1, 1992 (the "Plan") and a related Agreement dated November 15, 1995 (the "Agreement"). Under the Plan, upon termination of the Plan, Mr. Rorie is obligated to pay the Company $50,230.20 plus the aggregate premium amounts treated as an obligation of the Company under the Plan and paid by the Company after March 23, 1992. Under the Agreement, the Company has agreed that on July 1, 1998 or the date of Mr. Rorie's earlier death or retirement (the "Trigger Date") and on the first and second anniversary of the Trigger Date, Mr. Rorie's payment obligation as described above will be reduced by an amount equal to 1/3 of the payment obligation on the Trigger Date, and Mr. Rorie's payment obligation is automatically reduced to zero upon his death. Under the Agreement, Mr. Rorie's payment obligation is not subject to any further reduction if he is discharged for cause or breaches the noncompetition obligations of his employment agreement. The total amount of Mr. Rorie's payment obligation which is subject to reduction will be approximately $143,000 as of July 1, 1998.

        Mr. Colls has an employment agreement with the Company providing for his employment as Vice President of European Operations of the Company. Under the agreement, Mr. Colls is entitled to an annual base salary of GBP8,000 and to a sales commission of 2.5% of the Company's net sales for shipment to the European continent each fiscal year. The Company may terminate the agreement with or without cause on 18 months notice, and Mr. Colls may terminate the agreement with or without cause on six months notice. The agreement provides that during its term and thereafter Mr. Colls will not directly or indirectly compete with the Company on the European continent and that for one and one-half years after termination of his employment Mr. Colls will not directly or indirectly engage in the air pollution control business on the European continent.

        Mr. Colls also has an employment agreement with United Air Specialists
(UK) Ltd., a wholly-owned subsidiary of the Company ("UAS-UK"), providing for his employment as Managing Director of UAS-UK. The performance of this agreement by UAS-UK is guaranteed by the Company. Under the agreement, Mr. Colls is entitled to an annual base salary of not less than GBP6,000 and a sales commission of 1.5% of UAS-UK's net sales each fiscal year up to GBP1 million and 2.5% of UAS-UK's net sales above that each fiscal year. UAS-UK may terminate the agreement with or without cause on 18 months notice, and Mr. Colls may terminate the agreement with or without cause on six months notice. The agreement provides that if Mr. Colls becomes incapacitated, he will receive his full remuneration for the first 26 weeks of the incapacity in any consecutive period of 52 weeks. The agreement provides that UAS-UK will provide reasonable health insurance to Mr. Colls and will pay the premiums due on certain pension policies issued by Scottish Amicable Insurance Company Limited which provide for certain pensions benefits to Mr. Colls. These policies are owned by Mr. Colls, and the premiums on these policies have been fully paid. Under the agreement, upon Mr. Coll's termination for any reason, UAS-UK is obligated to keep in force for one year his UAS-UK health insurance arrangements. The agreement provides that during its term and for one year
thereafter Mr. Colls will not directly or      indirectly compete with UAS-UK
in England.

        NON-COMPETITION AGREEMENTS. The Company and Mr. Rorie are parties to a non-competition agreement under which Mr. Rorie agrees that upon termination of his employment he will not directly or indirectly engage in any activity which, in the opinion of the Board of Directors of the Company, is in competition with the Company or its subsidiaries, and in return, the Company agrees to make certain payments to Mr. Rorie upon his retirement or if the Company terminates his employment without cause or due to disability. Under the agreement, the payments to Mr. Rorie commence on the first day of the calendar month after his retirement or termination without cause or one year after his termination due to disability, and Mr. Rorie will receive a monthly payment for the rest of his life equal to one twenty-fourth of his average annual base salary for the three fiscal years preceding his retirement or termination. Under the agreement, the Company also is obligated, at its expense, to provide health insurance benefits to Mr. Rorie during his lifetime substantially similar to those generally available to senior management under any group health insurance plan maintained by the Company from time to time. The agreement provides that the required payments will be made from the general funds of the Company and that no special fund will be established to assure payment. Any payments under the agreement are in addition to payments to which Mr. Rorie may be entitled under any present or future retirement, pension or profit sharing plan or executive bonus plan adopted by the Company generally for the benefit of its employees. The Company has signed an Agreement and Plan of Merger under which a subsidiary of CLARCOR Inc. will merge with and into the Company, and the Company will become a subsidiary of CLARCOR Inc., subject to approval of the Company's shareholders and certain other conditions. Mr. Rorie has entered into an agreement with CLARCOR Inc. under which he will receive a lump-sum payment of $668,321.52 upon consummation of the merger in satisfaction of the Company's payment obligations under Mr. Rorie's non-competiton agreement.

        The Company and Mr. Cheney are parties to a non-competition agreement providing for payments to Mr. Cheney on the same terms as under the Company's non-competition agreement with Mr. Rorie. Mr. Cheney retired as an employee of the Company on June 30, 1991, and is currently receiving payments under his agreement. On March 1, 1996, the Company and Mr. Cheney amended the agreement to provide that, starting on that date, the monthly payment under the agreement will be 110% of the payment originally provided under the agreement.

        REPORT OF THE COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION. The compensation of the CEO is established by the Board. The compensation of other executive officers is established by the CEO under the supervision of the Board.

        In setting compensation, the Board and CEO seek to:

           -     Attract and retain high-quality employees.

           -     Link rewards to Company performance and individual performance.

           - Align the interests of the Company's employees with those of its shareholders.

        The Company's executive compensation consists of annual salaries, annual bonuses and stock options.

        ANNUAL SALARIES. The CEO's annual salary is established by his Employment Agreement and the Board. The Employment Agreement provides for a base salary not less than the greater of $130,000 or the base salary paid in the previous year. On an annual basis, the Board reviews the base salary and decides whether to set it above the minimum specified in the CEO's Employment Agreement. In fiscal 1996, the CEO's base salary was $162,000. In setting the salary at this level, the Board took into account the Company's recent performance based on general operational and financial criteria, including sales and profits. The Board did not base its decision on specific quantifiable performance goals or targets, but instead made a subjective determination based on consideration of all such factors.

        The annual salary of other executive officers is established by the CEO. In doing so, the CEO assesses the level of responsibility and contribution of each individual executive officer and makes a subjective judgment on his annual salary. The CEO also takes into account information periodically available from various sources on the compensation of executives at local, regional or national companies.

        BONUSES. Mr. Rorie's bonus is established by his Employment Agreement and the Board. The Employment Agreement provides for a bonus of 2-1/2% of the Company's annual pre-tax consolidated net profits. From time to time, the Board awards Mr. Rorie a bonus in addition to or in lieu of the bonus specified in his Employment Agreement. In fiscal 1996, Mr. Rorie's bonus under the Employment Agreement was $53,000. In addition, Mr. Rorie received a performance bonus of $20,150 determined by the Board based on the Board's assessment of Mr. Rorie's performance and the overall performance of the Company.

        The bonuses of the Company's other executive officers are established by the CEO. Each officer's bonus is based on different criteria, but those criteria generally tie bonuses directly or indirectly to the performance of the operations supervised by the officer. In fiscal 1996 and certain prior years, Mr. Warrick received a bonus based on the contribution to profit margin (after directly controllable costs) of operations he supervised. In addition, Mr. Warrick received a performance bonus determined by Mr. Rorie based on the overall performance of the Company. In fiscal 1996 and certain prior years, Mr. Rehl received a bonus determined by Mr. Rorie based on Mr. Rorie's assessment of Mr. Rehl's performance and the overall performance of the Company. Mr. Colls does not receive a bonus but receives commission under his employment agreements as described above.

        Section 162(m) of the Internal Revenue Code generally limits to $1,000,000 the annual corporate federal income tax deduction for certain "non-performance based" compensation paid to the Company's executive officers who appear in the Summary Compensation Table. The Company's 1994 Stock Option Plan meets the requirements for deductibility under Section 162(m). The Company's deductions for executive compensation were not affected by Section 162(m) during fiscal 1996 and are not likely to reach the $1,000,000 threshold in the foreseeable future. However, it is possible that at some point in the future the Board may authorize payment of nondeductible compensation if it determines such action would be in the best interests of the Company.

        STOCK OPTIONS. From time to time, the Company has issued stock options to its executive officers. In general, options are intended to tie a portion of compensation to long-term shareholder value. In recent years, the Company has granted options intermittently instead of on a regular basis.

   By the Board of Directors:       Durwood G. Rorie, Jr.
                                    William A. Cheney
                                    David F. Herche
                                    William Tillinghast
                                    George T. Rehfeldt


        COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION. The Company currently has no compensation committee (or other Board committee performing equivalent functions). During fiscal 1996, Mr. Rorie and Mr. Cheney participated in deliberations of the Company's Board of Directors concerning executive officer compensation.

        PERFORMANCE GRAPH. The following graph compares, over the period shown, the cumulative total shareholder return of the Company's common stock to the cumulative total return of companies included in the Center for Research in Security Prices' Index for The Nasdaq Stock Market (U.S. Companies) and in a peer group index comprised of stocks traded on the Nasdaq Stock Market with the same three-digit Standard Industrial Classification Code as the Company (SIC 356). The period covered by the comparison begins on January 17, 1995, the date the Company's common stock was registered under Section 12 of the Securities Exchange Act of 1934. In each case, it is assumed that $100 was invested on January 17, 1995, and that all dividends were reinvested. The information below has been adjusted to take into account the three-for-one stock split in the Company's common stock effective June 1, 1994 for shareholders of record on May 18, 1994, and the five-for-four stock split effective February 2, 1996 for shareholders of record on January
19, 1996.



                          UNITED AIR SPECIALISTS, INC.
                      SHAREHOLDER RETURN PERFORMANCE GRAPH

[A paper copy of the performance graph is being submitted supplementally to the Company's Assistant Director in the Division of Corporation Finance as required by Rule 304(d) of Regulation S-T. The data as presented in such graph is set forth below.]

         01/17/95*           06/30/95*            06/30/96
 UAS      100.0                200.0               125.0

Market    100.0                121.2               155.7

Peer      100.0                125.0               136.6



        *The Company's common stock was accepted for inclusion on the Nasdaq Small Cap Market on July 17, 1995, and no closing price is available for the Company's common stock on January 17, 1995 or June 30, 1995. This graph assumes a market price of the Company's common stock on January 17, 1995 of $1.50, which equals the closing price of the Company's stock on December 1, 1994 (the closest available date), as reported by the National Quotation Bureau, Inc., and a market price of the Company's common stock on June 30, 1995 of $3.00, which equals the closing price of the Company's stock on June 29, 1995, as reported by the National Quotation Bureau, Inc.


              RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS


        The Board of Directors desires to obtain from the shareholders an indication of their approval or disapproval of the Board's action in appointing Arthur Andersen LLP, Certified Public Accountants, as independent auditors of the Company for fiscal year 1997.

        Arthur Andersen LLP has served the Company since the Company's inception. The Company has been informed that neither Arthur Andersen LLP nor any of its partners has any direct financial interest or any material indirect financial interest in the Company and during the past three years has had no connection therewith in the capacity of promoter, underwriter, voting trustee, director, officer or employee.

        The Board of Directors recommends a vote "FOR" approval of Arthur Andersen LLP.

        In the event the resolution is defeated, the adverse vote will be considered a direction to the Board of Directors to select other auditors for the following year. However, because of the difficulty and expense of making any substitution of auditors so long after the beginning of the current year, it is contemplated that the appointment for fiscal year 1997 will be permitted to stand unless the Board finds other good reasons for making a change. Representatives of Arthur Andersen LLP will be in attendance at the meeting, with the opportunity to make a statement if they desire, and will be available to respond to appropriate questions.



                              CERTAIN TRANSACTIONS


        The Company and Meiko Mercantile, Ltd. ("Meiko"), a Japanese company that beneficially owns more than five percent of the Company's common stock, are parties to an Export Marketing Agreement under which Meiko acts as the Company's exclusive distributor in Japan for certain of the Company's air cleaning equipment. Under the agreement, Meiko purchases commercial and industrial air cleaning equipment from the Company at prices agreed to by the parties from time to time. The agreement provides that it may be terminated by either party on 60 days prior notice. During fiscal years 1994, 1995 and 1996, the Company's sales to Meiko under the agreement were approximately $1.7 million, $2.0 million, and $2.2 million, respectively. The Company believes that the terms of its sales to Meiko are no less favorable to the Company than those available from unrelated third parties.

        Mr. Rorie, Mr. Cheney and Meiko are parties to a Stock Purchase and Sale Agreement under which Meiko purchased shares of the Company's common stock from Mr. Rorie and Mr. Cheney in January, 1992. Under the agreement, Mr. Rorie and Mr. Cheney agree that if Mr. Rorie is neither Chief Executive Officer nor Chairman of the Board of the Company (except by reason of Mr. Rorie's death, disability or retirement subsequent to age 65), Mr. Rorie and Mr. Cheney will vote as shareholders in favor of the Company redeeming all of the common stock then held by Meiko and its affiliates at a purchase price equal to the greater of (x) 78% of book value per common share as audited at the Company's last fiscal year end, or (y) a per share price equal to the average bid price for the Company's common stock as published for the five business days immediately prior to the event triggering the redemption rights. Under the agreement, Mr. Rorie and Mr. Cheney further agree that if they each sell more than 50% of their respective holdings of the Company's common stock (except for specified dispositions to family members or trusts for such family members), they will use their best efforts to obtain the agreement of the purchaser or purchasers of their shares to purchase a proportionate number of shares from Meiko on the same terms and, if the purchaser or purchasers decline, Mr. Rorie and Mr. Cheney will proportionately reduce the shares they sell and will permit Meiko to sell a proportionate number of shares in their place.



               PRINCIPAL SHAREHOLDERS AND HOLDINGS OF MANAGEMENT


        The following table sets forth, as of September 15, 1996, certain information with regard to the beneficial ownership of the Company's common stock by (i) each of the Company's present shareholders known to hold more than five percent of the outstanding shares of common stock, (ii) each director and nominee and each executive officer named on the Summary Compensation Table, individually, and (iii) all directors and executive officers of the Company as a group.

                                                           Percentage of
   Name of Beneficial Owner         Shares Owned            Ownership (1)
   -----------------------          ------------           --------------
      Durwood G. Rorie, Jr.            931,776                 30.06%
      (2) (3) (4) (6)

      William A. Cheney                628,227                 21.57%
      (3) (5) (6)

      Brian D. Colls                    86,040                  2.95%
      (2)

      Raymond E. Warrick, Jr.           28,832                   *
      (2)

      David F. Herche                   11,875                   *
      (2)

      William C. Tillinghast             6,000                   *
      (2)

      George T. Rehfeldt                 5,500                   *
      (2)

      All directors and executive
      officers as a group - eight
      persons (2)                    1,709,500                 54.48%

      Nobuaki Hasegawa                 167,000                  5.73%
      (3) (7)

* Less than 1%
------------------------

NOTES:

        (1) The percentage of ownership figures assume 2,912,265 shares outstanding as of September 15, 1996, plus, with respect to each individual or group named, the number of common shares subject to options held by the individual or group which are exercisable or convertible on or before November 13, 1996.

        (2) The beneficial ownership number includes shares subject to options which are currently exercisable or which become exercisable on or before November 13, 1996 as follows: Mr. Rorie, 187,500; Mr. Colls, none; Mr. Warrick, 15,000; Mr. Herche, 5,625; Mr. Tillinghast, 5,625; Mr. Rehfeldt, 4,375; and all directors and executive officers as a group (eight persons), 225,625. Certain of the options issued by the Company are exercisable only if the fair market value of the Company's common stock is at least $6.60 per share on the date immediately preceding the exercise date. The beneficial ownership numbers in this footnote assume that the fair market value of the Company's common stock does not exceed $6.60 per share on or before November 13, 1996.

        (3) The business addresses of those shareholders beneficially owning at least 5% of the Company's common stock are as follows: Mr. Rorie, 4440 Creek Road, Cincinnati, Ohio 45242; Mr. Cheney, 4440 Creek Road, Cincinnati, Ohio 45242; and Nobuaki Hasegawa, 5-4, 2-Chome, Showa-Machi, Kita-Ku, Tokyo, 114, Japan.

        (4) The beneficial ownership number includes 525,078 shares owned by Mr. Rorie's wife, of which Mr. Rorie disclaims beneficial ownership, 750 shares owned by Mr. Rorie as Custodian for his granddaughter, and 2,000 shares owned by a Trust of which Mr. Rorie is trustee with sole voting and investment power and Mr. Rorie's daughter is the beneficiary.

        (5) The beneficial ownership number includes 623,227 shares owned by the W. A. Cheney Family Trust, of which Mr. Cheney is trustee with sole voting and investment power and Mr. Cheney's children and grandchildren are the beneficiaries, and 4,250 shares owned by Mr. Cheney's wife, of which Mr. Cheney disclaims beneficial ownership.

        (6) Mr. Rorie and Mr. Cheney are parties to a Stock Transfer Restriction, Purchase and Redemption Agreement, which restricts the sale, assignment, transfer, pledge, hypothecation or other disposition of the shares of the Company's common stock held by them. The Agreement provides that before either Mr. Rorie (or his wife) or Mr. Cheney (or the W. A. Cheney Family Trust) may dispose of shares, the shareholder disposing of shares must first give the other party and UAS the right of first refusal to purchase the shares on the terms specified in the Agreement.

        (7) Mr. Hasegawa owns 12,000 shares and Meiko Mercantile, Ltd., a company of which Mr. Hasegawa is a shareholder, owns 155,000 shares. The Company believes that Nobuaki Hasegawa is the beneficial owner of the common stock held by Meiko Mercantile, Ltd.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

        Section 16(a) of the Securities Exchange Act of 1934 requires the Company's executive officers and directors, and persons who beneficially own more than ten percent of the Company's equity securities, to file reports of security ownership and changes in such ownership with the Securities and Exchange Commission ("SEC"). Officers, directors and greater-than-ten-percent beneficial owners also are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

        Based upon a review of copies of such forms and written representations from its executive officers and directors, the Company believes that all Section 16(a) filing requirements were complied with on a timely basis during and for fiscal year 1996, except that a Form 3 report required to be filed by a Trust of which Mr. Rorie is trustee and Mr. Rorie's daughter is beneficiary was filed late.

                           PROXY STATEMENT PROPOSALS

        Shareholder proposals will be considered for inclusion in the Proxy Statement for the 1997 Annual Meeting if they are received by the Company before the close of business on June 14, 1997.

                                OTHER BUSINESS

        The Company is not aware of any business or matter which may properly be presented at the meeting other than as discussed herein. However, if any other matters do come before the meeting, or an adjournment thereof, it is intended that the proxies will vote thereon in accordance with the recommendation of the Board of Directors.

        SHAREHOLDERS MAY OBTAIN WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K BY WRITING TO THE MANAGER OF SHAREHOLDER RELATIONS OF THE COMPANY AT THE COMPANY'S ADDRESS SHOWN ABOVE.

                            UNITED AIR SPECIALISTS, INC.

   P           PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF
   R             THE COMPANY FOR THE ANNUAL MEETING OF SHAREHOLDERS
   O
   X     The undersigned hereby constitutes and appoints William A. Cheney
   Y and Durwood G. Rorie, and each of them, his true and lawful agents and proxies with full power of substitution in each, to represent the undersigned at the Annual Meeting of Shareholders of United Air Specialists, Inc. to be held at the corporate offices of the Company, 4440 Creek Road, Cincinnati, Ohio on Wednesday, November 13, 1996 at 1:00 p.m. (EST), and at any adjournments thereof, on all matters coming before said meeting.

            Election of Directors, Nominees:                               (change of address)

            Durwood G. Rorie, Jr., William A. Cheney,                      _________________________________

            David F. Herche, William Tillinghast,                          _________________________________

            George T. Rehfeldt                                             _________________________________

                                                                           _________________________________
                                                                           (If you have written in the above
                                                                           space, please mark the
                                                                           corresponding box on the reverse
                                                                           side of this card.)

    YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE
    APPROPRIATE BOXES, SEE REVERSE SIDE, BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE BOARD OF DIRECTORS' RECOMMENDATIONS. THE PROXIES CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD.
                                                               SEE REVERSE
                                                                   SIDE

--------------------------------------------------------------------------------
    PLEASE DETACH CARD AND RETURN TOP PORTION ONLY IN THE ENVELOPE PROVIDED.

            X   PLEASE MARK YOUR                             SHARES IN YOUR NAME
                VOTES AS IN THIS
                EXAMPLE.





                     FOR  WITHHELD                         FOR       AGAINST     ABSTAIN

    1. Election of   / /    / /      2. Ratification of    / /         / /          /  /
       Directors                        Arthur Andersen
       (see reverse)                    LLP as independent
                                        auditors

     For, except vote withheld from the following nominee(s):

                                                                    Change          / /
                                                                      of
                                                                    Address

                                                                     Attend         / /
                                                                     Meeting

SIGNATURE(S)  _____________________________________________________________   DATE_________

SIGNATURE(S)  _____________________________________________________________   DATE_________
       NOTE: Please sign exactly as name appears hereon. Joint owners should each sign.
             When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

--------------------------------------------------------------------------------
                                  DETACH CARD